                                                                       Exhibit B

                          STOCKHOLDERS VOTING AGREEMENT

         This STOCKHOLDERS VOTING AGREEMENT (this "AGREEMENT") is entered into as of October 5, 2004, by and among Toppan Printing Co., Ltd., a Japanese corporation ("TOPPAN"), E. I. du Pont de Nemours and Company, a Delaware corporation ("DUPONT"), and DuPont Chemical and Energy Operations, Inc., a Delaware corporation and wholly-owned subsidiary of DuPont ("DCEO", collectively with DuPont, the "STOCKHOLDERS").

                              W I T N E S S E T H:

         WHEREAS, as of the date hereof, each Stockholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of Subject Shares set forth opposite such Stockholder's name on Schedule I hereto;

         WHEREAS, concurrently with the execution of this Agreement, Toppan, Toppan Corporation, a Delaware corporation and a wholly-owned subsidiary of Toppan ("MERGER SUB"), and DuPont Photomasks, Inc., a Delaware corporation (the "COMPANY"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Toppan (the "MERGER");

         WHEREAS, as a material inducement to enter into the Merger Agreement and to consummate the Merger, Toppan desires each Stockholder to agree, and each Stockholder is willing to agree, to vote the Subject Shares and any other such shares of capital stock of the Company acquired by such Stockholder so as to facilitate consummation of the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                  DEFINITIONS

         Section 1.1 Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

         Section 1.2 Other Definitions. For purposes of this Agreement:

         (a) "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to each Stockholder, the term "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

         (b) "Representative" means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of such Person.

         (c) "Subject Shares" means, with respect to any particular Stockholder,
(i) the number of shares of common stock, par value $0.01 per share (the "COMMON STOCK"), of the Company set forth opposite such Stockholder's name on Schedule I hereto, including any other shares of Common Stock the voting power over which is acquired by such Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms and (ii) any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received as a result of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like.


                                   ARTICLE II
                     VOTING AGREEMENT AND IRREVOCABLE PROXY

         Section 2.1 Agreement to Vote the Subject Shares. Each Stockholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "VOTING PERIOD"), at any meeting (or any adjournment or postponement thereof) of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, such Stockholder shall vote (or cause its controlled Affiliates to vote) the Subject Shares (x) in favor of the adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, and (z) except with the written consent of Toppan, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Takeover Proposal; and (ii) (A) any change in the board of directors of the Company; (B) any amendment of the Company's certificate of incorporation or bylaws; or (C) any other action or proposal involving the Company or any of its Subsidiaries that, in the case of (A), (B) or (C), is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall limit or affect any actions taken by any member of the board of directors of the Company nominated by, or appointed at the request of, any Stockholder solely in his or her capacity as a director of the Company. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Article II.

         Section 2.2 Grant of Irrevocable Proxy. Each Stockholder hereby appoints any officer of Toppan and any designee of Toppan, and each of them individually, as such Stockholder's proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the Voting Period with respect the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

         Section 2.3 Nature of Irrevocable Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder with respect to the subject matter contemplated by Section 2.1. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

                                   ARTICLE III
                                   COVENANTS

         Section 3.1 Generally.

         (a) No Transfers. Except for pledges in existence as of the date hereof, each Stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not, and it shall cause its controlled Affiliates not to, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "TRANSFER"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement or the transactions contemplated by the Merger Agreement or which would make any representation or warranty of such Stockholder hereunder untrue or incorrect.

         (b) No Exercise of Registration Rights. Each Stockholder agrees that it shall not, and it shall cause its controlled Affiliates not to, directly or indirectly, exercise any registration rights with respect to the Subject Shares, including, without limitation, the registration rights set forth that certain Registration Rights Agreement, dated December 31, 1995, by and among the Company and DCEO.

         Section 3.2 Standstill Obligations of Stockholders. Each Stockholder, jointly and severally, covenants and agrees with Toppan that during the Voting
Period:

         (a) Such Stockholder shall not, nor shall such Stockholder permit any controlled Affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any controlled Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the adoption of the Merger Agreement and otherwise as expressly provided by Article II of this Agreement.

         (b) Such Stockholder shall not, nor shall such Stockholder permit any controlled Affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any controlled Affiliate to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by
Article II of this Agreement.

         (c) Such Stockholder shall not, and shall direct its Representatives not to, solicit or initiate any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, any Person, other than Toppan, relating to any Takeover Proposal. Each Stockholder hereby represents that it is not currently engaged in any discussions or negotiations with any party other than Toppan with respect to any Takeover Proposal, and such Stockholder agrees not to participate in any such discussions or negotiations, except to the same extent permitted to the Company's Board of Directors by Section 5.3(a) of the Merger Agreement.

         (d) Notwithstanding any other provision of this Agreement, it is understood and agreed that DuPont has one representative on the Company's Board of Directors. Nothing in this Agreement shall require such Person to act (or refrain from acting) in any manner in respect of such Person's capacity as a director of the Company.

         Section 3.3 Further Actions. Each Stockholder hereby covenants and agrees to cooperate fully with Toppan and to execute and deliver any additional documents necessary or desirable and to take such further actions that in the reasonable opinion of Toppan may be necessary to carry out the intent of this Agreement.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         Each Stockholder hereby represents and warrants, jointly and severally, to Toppan as follows:

         Section 4.1 Due Organization, etc. Each Stockholder is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Each Stockholder has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Stockholder have been duly authorized by all necessary action on the part of such Stockholder.

         Section 4.2 Ownership of Shares. Schedule I sets forth, opposite each Stockholder's name, the number of shares of Common Stock over which such Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, each Stockholder is the lawful owner of the shares of Common Stock denoted as being owned by such Stockholder on Schedule I and has the sole power to vote (or cause to be voted) such shares of Common Stock. Other than pursuant to the Rights Agreement, dated as of January 30, 2001, between the Company and EquiServe Trust Company, N.A., as amended, no Stockholder or any Affiliate of a Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Each Stockholder has good and valid title to the Subject Shares, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or as could not reasonably be expected to impair any Stockholder's ability to perform its obligations under this Agreement.

         Section 4.3 No Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by any Stockholder and the consummation by any Stockholder of the transactions contemplated hereby and (ii) the execution and delivery of this Agreement by any Stockholder, the consummation by any Stockholder of the transactions contemplated hereby or compliance by any Stockholder with any of the provisions hereof shall not (A) conflict with or result in any breach of the organizational documents of any Stockholder, (B) result in, or give rise to, a violation or breach of or a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on or otherwise affecting any of the Subject Shares pursuant to, any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of the Subject Shares may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair any Stockholder's ability to perform its obligations under this Agreement.

         Section 4.4 Enforceability. This Agreement has been duly executed and delivered by each Stockholder and assuming the due authorization, execution and delivery by Toppan, constitutes the legal, valid and binding obligations of each Stockholder, enforceable against each Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         Section 4.5 Continuous Warranty. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date (as defined in Section 6.1) and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date

         Section 4.6 Reliance by Toppan. Each Stockholder understands and acknowledges that Toppan is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF TOPPAN

         Toppan hereby represents and warrants to the Stockholders as follows:

         Section 5.1 Due Organization, etc. Toppan is a company duly organized and validly existing under the laws of Japan. Toppan has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Toppan have been duly authorized by all necessary action on the part of Toppan.

         Section 5.2 Conflicts. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Toppan and the consummation by Toppan of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Toppan, the consummation by Toppan of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Toppan, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Toppan is a party or by which Toppan or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Toppan's ability to perform its obligations under this Agreement.

         Section 5.3 Enforceability. This Agreement has been duly executed and delivered by Toppan and assuming the due authorization, execution and delivery by the Stockholders, constitutes the legal, valid and binding obligations of Toppan, enforceable against Toppan in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         Section 5.4 Reliance by Stockholders. Toppan understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Toppan.

                                   ARTICLE VI
                                   TERMINATION

         Section 6.1 Termination. This Agreement shall terminate, and none of Toppan or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Toppan and DuPont, (ii) the effective time of the Merger, (iii) the date of termination of the Merger Agreement in accordance with its terms, or (iv) the date of any amendment to the Merger Agreement, without the consent of the Company's stockholders, that has the effect of reducing the cash portion of the Merger Consideration to an amount less than $27 per share (appropriately adjusted for any stock splits, stock dividends and the like) (the "EXPIRATION DATE"); provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 7.3, 7.4, 7.7 and 7.13, inclusive, of this Agreement shall survive the termination of this Agreement.

                                   ARTICLE VII
                                 MISCELLANEOUS

         Section 7.1 Appraisal Rights. To the extent permitted by applicable law, each Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters' rights or similar rights that such Stockholder may have in connection with the Merger. Each Stockholder shall cause to be irrevocably and unconditionally waived any such rights that any Affiliate of such Stockholder may have in connection with the Merger.

         Section 7.2 Governmental Filings. Each Stockholder hereby permits Toppan to file a copy of this Agreement with, and summarize its contents in, all necessary filings with any governmental agency or organization.

         Section 7.3 Indemnification. Without in any way limiting any of the rights or remedies otherwise available to Toppan and Toppan's Affiliates, each Stockholder shall, jointly and severally, hold harmless and indemnify Toppan and Toppan's Affiliates from and against, and shall compensate and reimburse Toppan and Toppan's Affiliates for, any loss, damage, injury, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, cost or expense of any nature (whether or not relating to a third party claim) which is directly or indirectly suffered or incurred at any time by Toppan or any of Toppan's Affiliates, or to which Toppan or any of Toppan's Affiliates otherwise becomes subject, and that arises from, or relates to, any material inaccuracy in or material breach of any representation, warranty, covenant, restriction or obligation of such Stockholder contained in this Agreement.

         Section 7.4 Fees and Expenses. Each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

         Section 7.5 Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         Section 7.6 Specific Performance. The parties hereto acknowledge that Toppan will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholders set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Toppan upon any such violation, Toppan shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Toppan at law or in equity.

         Section 7.7 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

    If to Toppan or Merger Sub, addressed to:

         Toppan Printing Co., Ltd.
         1 Kanda Izumi-cho,
         Chiyoda-ku, Tokyo 101-0024
         Japan
         Fax: +81.3.3835.1447
         Attn: General Manager of Legal Department

    with a copy to:

         Squire, Sanders & Dempsey L.L.P.
         Ebisu Prime Squire Tower, 16F
         1-1-39 Hiroo
         Shibuya-ku, Tokyo 150-0012
         Japan
         Fax: +81.3.5774.1818
         Attn: Stephen E. Chelberg

    If to Stockholders, addressed to:

         E. I. du Pont de Nemours and Company
         1007 Market Street
         Wilmington, Delaware 19898
         Fax: (302) 774-7869
         Attn: Treasurer
         with a copy to:

         E. I. du Pont de Nemours and Company
         1007 Market Street
         Wilmington, Delaware 19898
         Fax: (302) 774-4031
         Attn: Corporate Secretary

         Section 7.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 7.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 7.10 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         Section 7.11 Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that each of Toppan and Merger Sub may assign and transfer its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Toppan.

         Section 7.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 7.13 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

         (a) This Agreement and any disputes arising from or relating thereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

         (b) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceedings arising out of or related to this Agreement or the Transactions.

         (c) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Chancery Court located in the City of Wilmington, State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Chancery Court located in the City of Wilmington, State of Delaware, and such court shall serve as the exclusive venue for the resolution of all disputes arising out of or related to this Agreement and the Transactions.

         Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Toppan and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                   Toppan Printing Co., Ltd.,
                                   a Japanese corporation


                                   By: /s/ NAOKI ADACHI
                                       _________________________________
                                   Name: Naoki Adachi
                                   Title: President and CEO


                                   E. I. du Pont de Nemours and Company,
                                   a Delaware corporation


                                   By: /s/ JOHN P. JESSUP
                                       _________________________________
                                   Name: John P. Jessup
                                   Title: Vice President and Treasurer


                                   DuPont Chemical and Energy Operations, Inc., a Delaware corporation


                                   By: /s/ A. LLOYD ADAMS
                                       _________________________________
                                   Name: A. Lloyd Adams
                                   Title: Vice President and Assistant Treasurer



                [SIGNATURE PAGE TO STOCKHOLDERS VOTING AGREEMENT]

                                   SCHEDULE I

                            OWNERSHIP OF COMMON STOCK

Name and address of Stockholder                    Number of Shares
-------------------------------                    ----------------
E. I. du Pont de Nemours and Company (1)                         0*
1007, Market Street
Wilmington, Delaware 19898

DuPont Chemical and Energy Operations, Inc.              3,629,272
1007 Market Street
Wilmington, Delaware 19898

----------
*DuPont does not directly own any shares of the Company, but is deemed to be the beneficial owner of all the Company shares owned by DCEO.